Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective this 9th day of May, 2012, by and between Richard Brezski, a Pennsylvania resident (the “Employee”), and InterDigital, Inc. a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”).

The parties agree as follows:

1. Offer. The Company has offered Employee an increase to his base salary as set forth in Section 5 below and Employee hereby accepts such increase and the position as Chief Financial Officer of the Company effective May 9, 2012. Such position will continue at-will, subject to sections 4 and 9 below (the “Term”).

2. Duties.

2.1 Position. Employee is employed as the Chief Financial Officer and shall have the duties and responsibilities assigned by Company as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee in service of the Company and/or any and all past, present or future parent and/or subsidiaries and their respective and/or affiliated entities (“Related Entities”). Company reserves the right to modify Employee’s position and duties at any time in its sole and absolute discretion.

2.2 Diligent Efforts/Full-Time. Employee will expend Employee’s diligent efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company.

3. Other Business Activities. During the Term, Employee will not, without the prior written consent of the Company, engage in any other business activities or pursuits whatsoever, except activities in connection with any charitable or civic activities, personal investments and serving as an executor, trustee or in other fiduciary capacity; provided however, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

4. At-Will Relationship. Employee’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause, by either Employee or Company, subject to Section 9 below and its subparts. No representative of Company, other than the Chief Executive Officer has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the Chief Executive Officer. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

5. Compensation.

5.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee, a base salary of $275,000 per year effective as of May 9, 2012, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions (“Base Salary”).

5.2 Short-Term Incentive Plan. Employee shall be eligible to participate in the Company’s Short-Term Incentive Plan, as amended from time to time (the “ Incentive Plan”), on terms and conditions no less favorable than those provided generally to the other Company senior and executive officers so long as the same may be in effect. For the Year 2012, Employee shall have a target bonus level of 45% of his Base Salary under the Incentive Plan. The bonus shall be subject to the terms of the Incentive Plan, as amended from time to time.

5.3 Long Term Compensation Plan. Employee shall be eligible to participate in the Company’s Long Term Compensation Program as it may be amended from time to time for so long as the same may be in effect (“Program”). Employee’s level of participation in the Program shall be 80% of annual base salary effective for the cycles starting as of 2012, pursuant to the terms and conditions of the Program. In the event of termination, as described below in Section 9 and its subparts, Employee’s eligibility for payments or awards will be governed by the terms and conditions of the Program.

5.4 Stock. In exchange for this new position, Employee shall be awarded 3,000 Restricted Stock Units under the terms and conditions of the Company’s 2009 Stock Incentive Plan (“2009 Plan”) effective May 9, 2012. Subject to such terms and conditions of the 2009 Plan and the form of award agreement evidencing the grant, the Restricted Stock Units shall vest as follows:

May 9, 2012	1,000 shares
May 9, 2013	1,000 shares
May 9, 2014	1,000 shares

5.5 Section 409A Compliance. If any payment(s) to Employee under the terms of this Agreement or plans is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A of the Code payable on account of a “separation from service” (as defined under Section 409A of the Code) that is not exempt from Section 409A of the Code as involuntary separation pay or a short-term deferral (or otherwise), such payment(s) shall be delayed until the date that is six months after the date of Employee’s separation from service with the Company (or, if sooner, the date of Employee’s death), if and only to the extent necessary to comply with the special rule for certain “specified employees” set forth in Code Section 409A(a)(2)(B)(i). Upon the expiration of the period described in the preceding sentence, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred. Each payment made under this Agreement shall be treated as a “separate payment” within the meaning of Section 409A.

6. Benefits. Employee shall be eligible for all customary and usual fringe benefits generally available to similarly situated employees of the Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

7. Confidentiality and Proprietary Rights. Employee executed the Company’s Nondisclosure and Assignment of Ideas Agreement, as amended from time to time, as a condition of his employment, which is incorporated herein by reference.

8. Covenants. The Employee shall not, during the Term and thereafter for the Restricted Period (as defined below), do any of the following, directly or indirectly, without the prior written consent of the Company:

8.1 engage or participate in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent consultant or otherwise) any business directly competitive with the Company’s business, as conducted during the Term with respect to any period during the Term, or upon the termination of Employee’s employment hereunder with respect to any period thereafter;

8.2 become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is directly competitive with the business of the Company, as conducted during the Term with respect to any period during the Term, or upon the termination of Employee’s employment hereunder with respect to any period thereafter, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the business of the Company, as conducted during the Term with respect to any period during the Term, or upon the termination of Employee’s employment hereunder with respect to any period thereafter;

8.3 influence or attempt to influence any licensee, strategic partner, supplier, or customer of the Company or potential licensee, strategic partner, supplier or customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

8.4 influence or attempt to influence any person or entity to either (i) terminate or modify their employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person or entity that has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the twelve (12) month period immediately preceding the termination of Employee’s employment hereunder.

For purposes of this Agreement, the Restricted Period shall constitute (as applicable) (i) the period, if any, that Employee shall receive severance as set forth in Section 9.2 hereof, (ii) in the event Employee’s employment hereunder is terminated for Cause pursuant to Section 9.1 hereof, a period of one (1) year following such termination, or (iii) in the event that Employee terminates this Agreement pursuant to Section 9.3, so long as the Company voluntarily pays severance (in the form of base salary continuation) to Employee (which the Company shall be under no obligation to do), for the period that Employee shall receive such severance, but in no event for a period longer than one (1) year. In the case of (iii) above, Employee’s termination notice shall specify the name of any employer that Employee intends to accept employment with and the nature of the proposed position. Company shall render its decision whether or not to enforce the Restricted Period and notify Employee thereof within thirty (30) days of Employee’s notice of termination to Company.

An activity shall be deemed “directly competitive” when there is a reasonable likelihood based on Employee’s actual possession (whether or not in tangible form) of technical information, trade secrets or confidential information of the Company or their respective business associates, the activity prohibited would result in the use of such technical or trade secret or confidential information.

Notwithstanding the foregoing, nothing herein shall prevent Employee from holding less than one percent (1%) of the outstanding securities of any class of any publicly traded securities of a company that is engaged in activities referenced in Section 8.1 hereof.

9. Termination. Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 9. Upon termination, Employee shall be entitled only to such compensation and benefits as described in this Section 9.

9.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of Company; (b) Employee’s material breach of this Agreement or Company’s Nondisclosure and Assignment of Ideas Agreement; (c) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (d) Employee’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors. In the event Employee’s employment is terminated in accordance with this subsection, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any accrued but unused vacation (“Standard Entitlements”). All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Payment described in subsections 9.2.1 or 9.4.1 below.

9.2 Termination Without Cause by Company/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Employee. In the event of such termination, Employee will receive the Standard Entitlements, and a severance package as described in subsection 9.2.1 below, provided Employee complies with the conditions described in subsection 9.2.2 below. All other Company obligations to Employee will be automatically terminated and completely extinguished.

9.2.1 Severance Package. If Employee’s employment is terminated by Company pursuant to this subsection 9.2 Employee shall be entitled to: (a) a severance payment equivalent to twelve (12) months of the Base Salary then in effect on the date of termination; and (b) continued payments by the Company of the premiums required to continue Employee’s group health care coverage for twelve (12) months, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period. The severance payment and COBRA payment will be paid in installments in accordance with the regular payroll schedule of Company commencing on the first payroll date next following or coincident with the 60th day following the termination of employment, provided the separation agreement, as described in section 9.2.2 below, becomes effective and irrevocable in accordance with its terms.

9.2.2 Conditions to Receive Severance Package. In order to receive the severance package described in subsection 9.2.1 above, Employee must: (i) comply with all surviving provisions of this Agreement as specified in subsection 11 below; and (ii) execute a separation agreement in a form acceptable to Company, including a full general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee’s employment or termination of employment with Company.

9.3 Voluntary Resignation by Employee. Employee may voluntarily resign Employee’s position with Company at any time on thirty (30) days’ advance written notice. In the event of Employee’s resignation, Employee will be entitled to receive only the Base Salary then in effect for the thirty-day notice period, accrued but unused vacation, and no other amount. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the severance payment described in subsection 9.2 above or 9.4 below.

9.4 Termination Upon a Change of Control.

9.4.1 Severance Package. If Employee’s employment is terminated by Company within twelve (12) months after a Change of Control (as that term is defined below), other than for Cause (as defined in subsection 9.1 above), Employee shall be entitled to: (a) a severance payment equivalent to twenty-four (24) months of the Base Salary then in effect on the date of termination; (b) continued payments by the Company of the premiums required to continue Employee’s group health care coverage for eighteen (18) months, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period; and (c) a payment equivalent to Employee’s target bonus level under the Incentive Plan for the year of termination. The severance payment will be paid on the 60th day following the termination of employment, provided the separation agreement, described in section 9.4.2 below, has become effective and irrevocable in accordance with its terms, except that the COBRA payment described in subsection (b) above will be paid in installments according to the regular payroll schedule of Company commencing on the first payroll date next following or coincident with the 60th day following the termination of employment provided the separation agreement has become effective and irrevocable.

9.4.2 Conditions to Receive Severance Package. In order to receive the severance package described in subsection 9.4.1 above, Employee must: (i) comply with all surviving provisions of this Agreement as specified in subsection 11 below; and (ii) execute a separation agreement in a form acceptable to Company, including a full general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee’s employment or termination of employment with Company.

9.4.3 280G. In the event that the benefits provided under subsection 9.4.1 or otherwise to Employee would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) that would subject Employee to the excise tax imposed by Section 4999 of the Code, then either (i) the payment under Section 9.4.1 shall be reduced to such lesser amount that would result in no amount being subject to excise tax under Section 4999 of the Code, or (ii) the payments hereunder shall be made in full, whichever produces the larger net after-tax benefit for Employee.

9.4.4 Change of Control. A Change of Control is defined as any one of the following occurrences:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; or

(b) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or

(c) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the dissolution or liquidation of Company.

10. Other Agreements. Employee represents and warrants to the Company that:

10.1 There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder;

10.2 Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound; and

10.3 Employee is free to execute this Agreement and to enter into the employ of the Company pursuant to the provisions set forth herein.

11. Survival of Provisions. Sections 3 (“Other Business Activities”), 5.5 (“409A Compliance”), 7 (“Confidentiality and Proprietary Rights”), 8 (“Covenants”) 9 (“Termination”), and 12 (“General Provisions”) of this Agreement shall survive Employee’s Employment by Company.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns and Related Entities of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

12.2 Notice. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing:

If to Employee:

Richard Brezski

12 Long Meadow Road

Royersford PA 19468

If to Company:

InterDigital, Inc.

781 Third Avenue

King of Prussia, Pennsylvania 19406

Attention: Chief Executive Officer

12.3 Entire Agreement: Amendments. This Agreement, including Company’s Nondisclosure and Assignment of Ideas Agreement, as amended from time to time, incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement supersedes and terminates Employee’s Change of Control Agreement, as amended and restated dated July 3, 2007. This Agreement may be amended or modified only with the written consent of Employee and the Chief Executive Officer. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

12.4 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania without reference to conflict of laws principles. Each party consents to the jurisdiction and venue of the U.S. District Court of the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania.

12.6 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

12.7 Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

* * * *

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

Dated:	5/9/12	/s/ Richard J. Brezski
Richard Brezski

INTERDIGITAL, INC.

Dated:	5/9/12	By:	/s/ William J. Merritt
William J. Merritt
Chief Executive Officer